Exhibit 10.3
PERFORMANCE ACCELERATED RESTRICTED STOCK
AWARD AGREEMENT

CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092
(678) 375-3000

Associate Name and Address:

Number of Restricted Shares Subject to Award:

Date of Award Grant:
     CheckFree Corporation, a Delaware corporation (the “Company”), hereby grants to the individual whose name appears above (the “Associate”) a Performance Accelerated Restricted Stock Award (the “Award”) of that number of shares of its Common Stock, $0.01 par value per share (the “Restricted Shares”) set forth above, subject to all of the terms and conditions set forth in this Performance Accelerated Restricted Stock Award Agreement (this “Agreement”) and the Company’s Amended and Restated 2002 Stock Incentive Plan (the “Plan”). All terms and conditions set forth in Annex I and Annex II hereto and the Plan are deemed to be incorporated herein in their entirety. Undefined capitalized terms used in this Agreement shall have the meanings set forth in the Plan.
1. Vesting Provisions.
     (a) Provided that the Associate is employed by the Company on such date, the Associate’s Restricted Shares will be issued (subject to tax withholding) and become vested on the fifth anniversary of the Date of Award Grant as set forth above; provided, however, that the Restricted Shares will vest in full at such earlier time as the performance objectives set forth in Annex II hereto are certified by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) to have been satisfied.
     (b) In the event of the Associate’s Termination of Service with the Company for any reason before all of the Associate’s Restricted Shares have become vested under this Award, the Associate’s Restricted Shares that have not been issued and have not vested shall be forfeited on the effective date of the termination; provided, however, in the event of the Associate’s Termination of Service by reason of death, Disability or Retirement, all of the Restricted Shares subject to this Agreement shall vest in full.
     (c) The Compensation Committee will have the right to determine, in its sole discretion, how an Associate’s leave of absence will affect the terms of this Award, including the vesting and issuance of Restricted Shares hereunder.
     (d) In the event of a Change of Control, all of the Restricted Shares subject to this Agreement shall vest in full.

     (e) The Company will not have any further obligations to the Associate under this Award if the Associate’s Restricted Shares are forfeited as provided herein.
2. General
     By signing below, you agree that this award is governed by this Agreement and by the terms and conditions contained in the Plan, as amended from time to time and incorporated into this Agreement by reference. A copy of the Plan is available upon request by contacting the Human Resources Department at the Company’s executive offices.
CheckFree Corporation

By:

Its:		Date

Associate

	Associate Signature	Date

ANNEX I TO RESTRICTED STOCK AWARD AGREEMENT
TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD
     1. Issuance of Restricted Stock. The Company, or its transfer agent, will issue and deliver the vested portion of the Restricted Shares to the Associate as soon as practicable after the Restricted Shares become vested, subject to payment of the applicable withholding tax liability as set forth below. If the Associate dies before the Company has distributed any portion of the vested Restricted Shares, the Company will transfer any vested Restricted Shares in accordance with the Associate’s will or, if the Associate did not have a will, the vested Restricted Shares will be distributed in accordance with the laws of descent and distribution.
     2. Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, no certificate representing Restricted Stock shall be delivered unless and until Associate shall have delivered to the Company or its designated Affiliate, the full amount of any federal, state or local income and other withholding taxes. The Company is permitted to withhold a number of shares of Restricted Stock equal in value to Associate’s withholding obligations and to pay this amount to the Internal Revenue Service on Associate’s behalf.
     3. Non-transferability of Award. Until the Restricted Shares have vested as set forth on page 1 of this Agreement, the Restricted Shares granted herein and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such award, or of any right or privilege conferred hereby, contrary to the provisions of the Plan or of this Agreement, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, such award and the rights and privileges conferred hereby shall immediately become null and void.
     4. Conditions to Issuance of Shares. The shares of stock deliverable to the Associate may be either previously authorized but unissued shares or issued shares, which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for shares of stock hereunder prior to fulfillment of all of the following conditions: (a) the admission of such shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such shares under any State or Federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any State or Federal governmental agency, which the Compensation Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the Restricted Shares as the Compensation Committee may establish from time to time for reasons of administrative convenience.
     5. No Rights as Stockholder. Until the Restricted Shares have vested and have been issued, Associate shall not have any rights of a stockholder of the Company with respect to the Restricted Shares, including any right to vote such Restricted Shares or to receive dividends and distributions on such Restricted Shares.

     6. Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.
     7. No Right to Continued Employment. The Associate understands and agrees that this Agreement does not impact in any way the right of the Company, or any Affiliate of the Company employing the Associate, to terminate or change the terms of the employment of Associate at any time for any reason whatsoever, with or without cause. Associate understands and agrees that his or her employment with the Company or an Affiliate is on an “at-will” basis only.
     8. Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of the Compensation Director, at CheckFree Corporation, 4411 East Jones Bridge Road, Norcross, Georgia 30092, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Associate shall be addressed to the Associate at the address set forth on page 1 of this Agreement, or at such other address for the Associate maintained on the books and records of the Company.
     9. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     10. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Notice and Agreement.

ANNEX II TO RESTRICTED STOCK AWARD AGREEMENT
PERFORMANCE CRITERIA FOR ACCELERATED VESTING OF
PERFORMANCE ACCELERATED RESTRICTED STOCK AWARD
     1. Accelerated Vesting Criteria.
          A. ___% of the Restricted Shares shall vest if the Company’s cumulative free cash flow, defined as GAAP net cash provided by operating activities, exclusive of the net change in settlement accounts, less capital expenditures, plus data center reimbursements, for Fiscal Years 20___, 20___ and 20___(July 1, 20___through June 30, 20___) is at least as much as set forth in the Company’s budget, as approved by the Board of Directors, for each of the applicable Fiscal Years.
          B. ___% of the Restricted Shares shall vest if the Company’s cumulative revenue, excluding the impact of previously issued warrants, for Fiscal Years 20___, 20___and 20___(July 1, 20___through June 30, 20___) is at least as much as set forth in the Company’s budget, as approved by the Board of Directors, for each of the applicable Fiscal Years.
          C. ___% of the Restricted Shares shall vest if the Company’s cumulative underlying earnings per share, defined as GAAP earnings per share excluding the amortization of acquisition-related intangible assets, the impact of previously issued warrants, and certain one-time charges and related income tax benefits, for Fiscal Years 20___, 20___and 20___(July 1, 20___through June 30, 20___) is at least as much as set forth in the Company’s budget, as approved by the Board of Directors, for each of the applicable Fiscal Years.
     2. Compensation Committee Discretion
     A. The Compensation Committee has the sole discretion to determine all performance outcomes under the accelerated vesting criteria set forth above. In particular, the Compensation Committee may in its sole discretion include or exclude from such calculations of cumulative free cash flow, revenue, and underlying earnings per share, extraordinary gains or losses of any kind, the financial impact of mergers or acquisitions, the effects of any changes in accounting principles or tax regulations, and any other unusual charges or gains that impact financial performance, including but not limited to charges related to previously issued warrants and the amortization of acquisition-related intangible assets, and the related income tax effect of any such inclusions or exclusions.
     B. The Compensation Committee’s discretion hereunder shall be total and final and the Associate awarded the Restricted Stock shall be bound by the Compensation Committee’s decisions and certifications hereunder.

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